INSIDER TRADING POLICY

1.0 Purpose

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company's securities, is prohibited by the federal securities laws. Insider trading violations are pursued vigorously by the SEC and the U.S. Attorneys and are punished severely. While the regulatory authorities concentrate their efforts on the individuals who trade, or who “tip” inside information to others who trade, the federal securities laws also impose potential liability on companies and other "controlling persons" if they fail to take reasonable steps to prevent insider trading by company personnel.

The Company's Board of Directors has adopted this Policy Statement both to satisfy the Company's obligation to prevent insider trading and to help Company personnel (not just so-called insiders) ensure that they are understand the limitation and are able to avoid the severe consequences associated with violations of the insider trading laws. The Policy Statement also is intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company.

2.0 Revision History

September 12, 2012	4.0	Revised
September 2013	5.5	Revised
June 2016	5.3.3, 5.5	Revised
March 2018	5.1.3	Revised
February 2019	4.0.1, 4.0.2,5.3.3, 5.5	Revised
August 2019	5.5	Revised
January 2022	5.5	Revised
March 2023	5.0, 5.2.3, 5.3.2	Revised
July 2023	5.5	Revised

3.0 Persons Subject to this Policy Statement

All Employees, Consultants, Contractors, Subcontractors, Visitors, Business Invitees, Technicians, Crew, Officers and Directors are “Affected Persons”.

4.0 The Consequences of Violation of this Policy Statement or Securities Laws

The consequences of an insider trading violation can be severe:

4.0.1 Traders, Tippers and Tippees

INSIDER TRADING POLICY

Company personnel or persons to whom they disclose material nonpublic information (their “tippees”) who trade while in possession of material information about the Company (or any other public company) that has not been publicly disclosed are subject to the following penalties:

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A civil penalty of up to three times the profit gained or loss avoided;
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A criminal fine of up to $5,000,000 (no matter how small the profit); and
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A jail term of up to 20 years.

An employee, consultant, subcontractor or other Affected Person who tips material, nonpublic information to a person who then trades is subject to the same penalties as the tippee, even if the Affected Person did not trade and did not profit from the tippee's trading.

4.0.2 Control Persons

The Company and its supervisory personnel, if they fail to take appropriate steps to prevent illegal insider trading, are subject to the following penalties:

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A civil penalty of up to $1,000,000 or, if greater, three times the profit gained or loss avoided as a result of the “Affected Person’s” violation; and
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A criminal penalty of up to $25,000,000 dollars.

4.0.3 Company-Imposed Sanctions

An “Affected Person’s” failure to comply with the Company's insider trading policy may subject the Affected Person to Company-imposed sanctions, including dismissal for cause, whether or not the “Affected Person’s” failure to comply results in a violation of law. A violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one's reputation and irreparably damage a career.

5.0 Policy

It is the policy of the Company that no director, officer, employee, subcontractor, consultant, visitor or business invitee of the Company (each, and Affected Person) who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities, (a) buy or sell securities of the Company (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1), or engage in any other action to take personal advantage of that information, or (b) disclose that information on to anyone outside of the Company, including family and friends. In addition, it is the policy of the Company that no Affected Person who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that Company's securities until the information becomes public or is no longer material.

INSIDER TRADING POLICY

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from the policy. The securities laws do not recognize such mitigating circumstances. Each Affected Person is required to avoid even the appearance of an improper transaction to preserve the Company's standards and reputation for adhering to the highest standards of conduct.

5.1 Disclosure of Information to Others

The Company is required under Regulation FD of the federal securities laws to avoid the selective disclosure of material nonpublic information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. No Affected Person may disclose information to anyone outside the Company, including family members and friends, other than in accordance with those procedures. Affected Persons also may not discuss the Company or its business in an internet "chat room" or similar internet-based forum.

5.1.1 Material Information

Material information is any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect the Company's stock price, whether it is positive or negative, should be considered material. Some examples of information that ordinarily would be regarded as material are:

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Projections of future earnings or losses, or other earnings guidance;
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Earnings that are inconsistent with the consensus expectations of the investment community;
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Information regarding the licenses pending or obtained, mineral or other subsea resource exploration, assessment or validation, and similar matters;
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A pending or proposed merger, acquisition or tender offer;
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A pending or proposed acquisition or disposition of a significant asset;
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A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
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A change in management;
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Development of a significant new product or process;
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Impending bankruptcy or the existence of severe liquidity problems;
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The gain or loss of a significant customer or supplier.

5.1.2 Hindsight

Affected Persons should remember that anyone scrutinizing transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before

INSIDER TRADING POLICY

engaging in any transaction, Affected Persons should carefully consider how enforcement authorities and others might view the transaction in hindsight.

5.1.3 When Information is "Public"

If an Affected Person is aware of material nonpublic information, the Affected Person may not trade until the information has been disclosed broadly to the marketplace (such as by press release or an SEC filing) and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until after the second trading day after the information is released. If, for example, the Company made an announcement on a Monday, the Affected Person should not trade in the Company's securities until Thursday. If the Company made an announcement on a Friday, then Wednesday generally would be the first eligible trading day.

5.1.4 Transactions by Family Members

The Company’s insider trading policy also applies to family members who reside with the Affected Person, anyone else who lives in the Affected Person’s household, and any family members who do not live in the Affected Person’s household but whose transactions in Company securities are directed by the Affected Person or are subject to the Affected Person’s influence or control (such as parents or children who consult with the Affected Person before they trade in the Company’s securities). Each Affected Person is responsible for the transactions of these other persons and therefore should make them aware of the need to confer with the Affected Person before they trade in the Company's securities.

5.2 Transactions Under Company or SEC Rule 10b5-1 Plans

5.2.1 Stock Option Exercises

The Company’s insider trading policy does not apply to the exercise of an employee stock option, or to the exercise of a tax withholding right pursuant to which the Affected Person elects to have the Company withhold shares subject to an option to satisfy tax withholding requirements. The policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

5.2.2 Restricted Stock Award Vesting

INSIDER TRADING POLICY

The Company's insider trading policy does not apply to the issuance of shares pursuant to vesting of an employee restricted stock award or unit, or to the exercise of a tax withholding right pursuant to which the Affected Person elects to have the Company withhold shares subject to a restricted stock award or unit to satisfy tax withholding requirements. The policy does apply, however, to any market sale for the purpose of generating the cash needed to pay the tax withholding requirements of a restricted stock award or unit.

5.2.3 Rule 10b5-1 Trading Arrangements

SEC Rule 10b5-1(c)(1) provides an affirmative defense to insider trading liability under Section 10(b) and Rule 10b-5 under certain circumstances, including when a trading plan (a “10b5-1 Trading Plan”) is properly adopted and executed by an Affected Person. It is the sole responsibility of the Affected Person who adopts 10b5-1 Trading Plan to ensure that it meets the Rule 10b5-1 requirements and that they comply with the plan. SEC Rules provide certain limitations on the use of Rule 10b5-1 Trading Plans, including “cooling-off periods” before trading may commence, a good-faith condition, and certain representations and certifications by the person entering into a Rule 10b5-1 Trading Plan. The company must publicly disclose all transactions made pursuant to a Rule 10b5-1 Trading Plan in its quarterly and annual financial reports and all such transactions must be reported by Section 16 reporting individuals on SEC Form 4 or Form 5. This summary of Rule 10b5-1 Trading Plan requirements does not purport to include all of the requirements for creating or trading under such a plan. Affected Persons seeking to trade pursuant to a 10b5-1 Trading Plan should consult with legal counsel on preparation and adoption of the plan and must comply with disclosure requirements, including providing the Company with required trading information.

5.3 Additional Prohibited Transactions

Although short-term or speculative transactions in the Company’s securities may not violate insider trading laws, an Affected Person’s interest in such transactions may conflict with his or her obligations to the Company or may otherwise affect the market for the securities. Affected Persons therefore may not engage in short-term or speculative transactions in the Company's securities including but not limited to the following any of the following transactions:

5.3.1 Short-term Trading

Any Affected Person who purchases Company securities in the open market may not sell any of the Company’s securities of the same class during the six months following the purchase.

INSIDER TRADING POLICY

This prohibition applies only to purchases in the open market and does not apply to stock option exercises or other employee benefit plan acquisitions.

5.3.2 Short Sales

Short sales of the Company's securities by any Affected Person are prohibited by this Policy Statement. In addition, Section 16(c) of the Securities Exchange Act of 1934 prohibits officers and directors of the Company from engaging in short sales of the Company’s securities.

5.3.3 Hedging Transactions

Affected persons may not engage in any form of hedging or monetization transactions, including but not limited to zero-cost collars and forward sale contracts.

5.3.4 Margin Accounts and Pledges

Affected Persons may not hold Company securities in a margin account or pledge (hypothecate) Company securities as collateral for a loan or any other obligation.

5.4 Post-Termination

This Policy Statement continues to apply with respect to disclosure of material nonpublic information and to each Affected Person’s transactions in Company securities even after the Affected Person’s employment or other relationship with the Company has terminated. If an Affected Person is in possession of material nonpublic information when the Affected Person’s employment or other relationship terminates, the Affected Person may not share this information with anyone and may not trade in Company securities until that information has become public or is no longer material.

5.5 Company Assistance

Any person who has a question about this Policy Statement or its application to any proposed transaction may obtain additional guidance from the Chief Executive Officer or General Counsel, 205 S. Hoover Blvd., Suite 210, Tampa, FL, 33609, USA, 813-876-1776. Ultimately, however, the responsibility for adhering to this Policy Statement and avoiding unlawful transactions rests with the individual Affected Person.

5.6 Certifications

INSIDER TRADING POLICY

All Affected Persons must certify their understanding of and intent to comply with this Policy Statement.